EXHIBIT 4.5

OPTION AND JOINT VENTURE AGREEMENT - TARGET 12 (ROSEBUD) PROPERTY
DATED NOVEMBER 8, 2010 WITH THE YUKON CORNELIUS SYNDICATE

OPTION AND JOINT VENTURE AGREEMENT

TARGET 12 (ROSEBUD) PROPERTY

THIS AGREEMENT made as of the    8th    day of November, 2010

BETWEEN:

THE YUKON CORNELIUS SYNDICATE, Suite 1300 – 1111 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4M3 (Fax No.: 604-888-7929 / Email: billsc@shaw.ca)

(the "Optionor")

AND:

MILL CITY GOLD CORP., a British Columbia corporation having an office at 4719 Chapel Road NW, Calgary, Alberta, T2L 1A7 (Fax No.: 403-640-4024 / Email: jim.brown@millcitygold.com)

(the "Optionee")

WITNESSES THAT WHEREAS:

A.
The Optionor is the registered and beneficial owner of the Claims, which are situate in the Dawson Mining District, Yukon, Canada, and are generally collectively known and described as the “Target 12”, “RB” or “Rosebud” project;

B.
The Optionor has agreed to grant to the Optionee an option to acquire an undivided 70% interest in and to the Property, subject only to the Royalty, by, inter alia, making certain payments, issuing shares and carrying out exploration work on the Claims;

THEREFORE, in consideration of the sum of $10.00 now paid by the Optionee to the Optionor and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Optionor, the parties covenant and agree as follows:

DEFINITIONS

1.01           For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

“Approval Date” means the day on which the Optionee receives written notice from the TSXV of its acceptance of all filings required to be made with the TSXV in respect of this Agreement and the subject matter hereof; provided that if no such filings are required by the policies of the TSXV, such term shall mean the date of execution and delivery of this Agreement;

"Area of Interest" means all lands situate within five kilometers of the external boundary of any portion of the Property;

"Claims" means the mineral claims described in Schedule 1.01-1 hereto;

“Commercial Production” means the commercial exploitation of Ore but does not include milling for the purpose of testing or milling or leaching by a pilot plant or during an initial tune up period of the plant. Commercial Production with respect to the Property shall be deemed to have commenced on the first day of the month following the first period of 30 consecutive days during which Ore from the Property have been processed through the plant at an average rate of not less than 85% of the initial rated capacity of the plant as set forth in the Positive Feasibility Report.

"Effective Date" means the fifth business day next following the Approval Date;

"Exploration Expenses" means out-of-pocket costs and expenses of whatsoever kind or nature except those of a capital nature, incurred and actually paid in connection with or otherwise attributable to the exploration and/or development of the Property, specifically excluding administrative and office overhead expenses;

"Governmental Authority" means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing;

"Hazardous Substances" means any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to any law, judgment, decree, order, injunction, rule, statute and regulation of any court, arbitrator or Governmental Authority;

"Interest" means a 70% right, title and interest in and to the Property, free and clear of all Liens, charges, encumbrances, rights or interests of others and adverse claims whatsoever, subject only to the Royalty;

"Joint Venture" means the joint venture which may be formed by the parties to this Agreement pursuant to section 8.01;

"Joint Venture Agreement" means the agreement between the Optionor and Optionee attached as Schedule 1.01-2 to and forming part of this Agreement;

"Lien” means any Lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, whether registered or unregistered, and whether arising by agreement, statute or otherwise;

“Manager” means the manager for the time being of the Syndicate, and means William Chornobay as at the date of this Agreement;

“Members” means those persons who are from time to time members of the Syndicate, and “Membership Interest” means the respective beneficial percentage interest of each Member in the Property, the Option Payments and the Royalty, and until written notice from the Manager to the contrary, means the persons described in Schedule 1.01-3 hereto and the interests set out opposite their names in that schedule;

"Option" means the sole and exclusive right and option to acquire the Interest, granted to the Optionee by the Optionor pursuant to section 4.01 of this Agreement;

“Option Payments” means, collectively, all monetary payments and Share issuances provided for in section 4.02 of this Agreement;

"Option Period" means the period from the date hereof to and including the date of exercise or termination of the Option;

"Optionor" means, collectively, the Members;

"Ore" means any material containing a mineral of commercial economic value mined from the Claims;

"Positive Feasibility Report" means a detailed study or report showing that placing the Property or part thereof into Commercial Production is feasible and economic, and including at least:

(a)	a description of that part of the Property to be covered by the proposed mine;

(b)	the estimated recoverable reserves of minerals and the estimated composition and content thereof;

(c)	the proposed procedure for development, mining and production;

(d)	the results of ore amenability tests (if any);

(e)
the nature and extent of the facilities proposed to be acquired, including a preliminary design for the mill facilities if the size, extent and location of the ore body makes such mill facilities feasible;

(f)
the total costs, including capital budget, reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine and a schedule indicating the times at which such moneys will be required, including in particular the operating capital requirements for the first four months of operation;

(g)	all environmental impact studies and the costs thereof;

(h)	the period in which it is proposed the Property will be brought into Commercial Production; and

(i)
such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other considerations;

"Property" means the Claims, together with all minerals in, on or under the Claims, whether or not severed or extracted therefrom, all relocations and amendments affecting such claims and all veins, lodes and ledges, and all dips, spurs, angles, pits, dumps, tailings, and stockpiles situate thereon or pertaining thereto; and all structures (if any) and plant situate thereon; and all Property Rights and other rights and privileges belonging or in any way appurtenant thereto;

"Property Rights" means any exploration, exploitation and mining licenses, permits, leases, easements, rights-of-way, certificates and other mining interests and approvals obtained by any person before or after the date of this Agreement and in which the Optionor holds an ownership interest and which are necessary or desirable for the exploration and development of the Claims, and all geological, geophysical, geochemical and engineering reports, charts, maps and other data and documentation relating to the Claims and owned or controlled by the Optionor (in electronic format as well as paper format where available), including prior exploration and development results, proposed work programs and budgets, pre-feasibility or feasibility studies and reports, valuations, reserve estimates and the like);

“Royalty” means the royalty equal to 3.0% of net smelter returns from the Property hereby reserved to the Members according to their respective Membership Interests, and more particularly described in Schedule 1.01-4 hereto;

“Shares” means common shares without par value in the capital of the Optionee;

“Syndicate” means “The Yukon Cornelius Syndicate”, a joint venture of the Members established to, inter alia, stake or otherwise acquire the Property;

"TSXV" means the TSX Venture Exchange.

1.02           The words "section", "subsection", "paragraph", "subparagraph", "clause", "herein" and "hereunder" refer to this Agreement, and the words "this Agreement" include every schedule attached hereto and each schedule forms part of this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.01           The Optionor hereby represents and warrants to the Optionee that:

(a)
the Optionor is, and at the time of transfer to the Optionee of the Interest will be, the legal and beneficial owner of the Property free and clear of all Liens, charges, encumbrances, rights or interests of others and adverse claims whatsoever;

(b)	the Optionor will not breach any other agreement or commitment by entering into and performing the Optionor’s obligations under this Agreement;

(c)
the Claims have been legally and validly staked and recorded pursuant to all applicable laws, and are in good standing under all applicable laws until the Annual Expiry Dates recorded in Schedule 1.01-1 hereto;

(d)
there are no fees, taxes or other assessments of any Governmental Authority due and owing or accruing due in respect of the Property, there are no work or other assessment filings due in respect of the Property, there are no outstanding work orders or other orders of any Governmental Authority relating to the Property and there are no actions required or reasonably anticipated to be required to be taken with respect to any rehabilitation work done or to be done on the Property;

(e)	, there is no adverse claim or challenge made against or with regard to the ownership of or title to any of the Claims, or any of the mineral rights granted thereunder, there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person has any royalty, net profits or other interest whatsoever in production from any of the Claims except as provided for herein;

(f)	the Optionor has good and sufficient right and authority to grant the Option and to sell, transfer and assign the Interest to the Optionee;

(g)
this Agreement has been duly executed and delivered by the Manager, on behalf of the Optionor, as lawful attorney for each of the Members; and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any agreement or other instrument whatsoever to which the Optionor is a party or by which the Optionor is bound or to which the Optionor or the Optionor’s interest in the Property may be subject;

(h)
the Optionor has complied with all laws applicable to its activities on and in respect of the Property, and without limiting the generality of the foregoing, the Optionor has not used any part of the Property, or permitted any part of the Property to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, and, to the best of the Optionor’s knowledge and belief, neither has any other person; and none of the Claims is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment;

(i)
no proceedings are pending for, and the Optionor is unaware of any basis for the institution of, any proceedings leading to the dissolution or winding up of the Optionor or the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent persons; and the Optionor is not aware of any facts relating to any of the Claims which, if known to the Optionee, could reasonably be expected to cause the Optionee to decide not to enter into this Agreement or not to exercise the Option;

(k)	no Member is a non-resident of Canada for the purposes of section 116 of the Income Tax Act (Canada).

2.02           The representations and warranties contained in section 2.01 are provided for the exclusive benefit of the Optionee, and any misrepresentation or breach of warranty may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in section 2.01 shall survive the execution and performance of this Agreement for a period of one year; and the Optionor will indemnify and save the Optionee harmless from and against any loss or damage the Optionee may suffer or incur as a result of any material misrepresentation or breach of any warranty by the Optionor.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.01           The Optionee represents and warrants to the Optionor that:

(a)	the Optionee validly exists as a corporation in good standing under the laws of British Columbia;

(b)
the Optionee has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and this Agreement has been duly executed and delivered by the Optionee as a legal and binding agreement, enforceable against the Optionee;

(c)
the Optionee is a "reporting issuer" as that expression is defined in the Securities Act (British Columbia), is a reporting issuer not in default in each of Alberta,  British Columbia and Quebec, and has its shares listed and trading on the TSXV; and the Optionee will use reasonable commercial efforts to obtain any required TSXV or other regulatory approvals and acceptances in respect of this Agreement and the transactions contemplated by this Agreement as soon as practicable.

3.02           The representations and warranties contained in section 3.01 are provided for the exclusive benefit of the Optionor and a misrepresentation or breach of warranty may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in section 3.01 shall survive the execution hereof.

GRANT OF OPTION AND RESERVATION OF ROYALTY
4.01           The Optionor hereby grants the Option to the Optionee and reserves the Royalty to the Optionor.

4.02           The Option may be maintained and exercised by the Optionee by doing all of the following things within the times stipulated:

(a)	paying:

(i)	$75,000 (Canadian funds) to the order of the Optionor not later than 4:30 p.m. (local Vancouver time) on the Effective Date;

(ii)	an additional $75,000 (Canadian funds) to the order of the Optionor not later than 4:30 p.m. (local Vancouver time) on the first anniversary of the Effective Date;

(iii)	an additional $100,000 (Canadian funds) to the order of the Optionor not later than 4:30 p.m. (local Vancouver time) on the second anniversary of the Effective Date;

(iv)	an additional $200,000 (Canadian funds) to the order of the Optionor not later than 4:30 p.m. (local Vancouver time) on the third anniversary of the Effective Date;

(v)	an additional $400,000 (Canadian funds) to the order of the Optionor not later than 4:30 p.m. (local Vancouver time) on the fourth anniversary of the Effective Date; and

(vi)	an additional $600,000 (Canadian funds) to the order of the Optionor not later than 4:30 p.m. (local Vancouver time) on the fifth anniversary of the Effective Date;

provided that, subject to necessary approvals of the TSXV, the Optionor shall have the option of making the payments referred to in (ii), (iii), (iv), (v) and (vi) above in cash or by issuing Shares on the specified Effective Dates, in each case at a price per Share equal to the average of the closing prices of the Optionor’s shares on the TSXV over the 20 trading days immediately preceding the relevant Effective Date, less in each case the maximum discount from such average permitted by the policies of the TSXV; and

(b)	issuing:

(i)	200,000 Shares to and in the names of the Members according to their respective Membership Interests not later than 4:30 p.m. (local Vancouver time) on the Effective Date;

(ii)
an additional 300,000 Shares to and in the names of the Members according to their respective Membership Interests not later than 4:30 p.m. (local Vancouver time) on the first anniversary of the Effective Date;

(iii)
an additional 400,000 Shares to and in the names of the Members according to their respective Membership Interests not later than 4:30 p.m. (local Vancouver time) on the second anniversary of the Effective Date;

(iii)
an additional 400,000 Shares to and in the names of the Members according to their respective Membership Interests not later than 4:30 p.m. (local Vancouver time) on the third anniversary of the Effective Date;

(iii)
an additional 500,000 Shares to and in the names of the Members according to their respective Membership Interests not later than 4:30 p.m. (local Vancouver time) on the fourth anniversary of the Effective Date; and

(iii)
an additional 1,000,000 Shares to and in the names of the Members according to their respective Membership Interests not later than 4:30 p.m. (local Vancouver time) on the fifth anniversary of the Effective Date; and

(c)
giving written notice to the Optionor not later than December 31, 2010 of its commitment to incur and pay Exploration Expenses aggregating not less than $200,000 by the first anniversary of the Effective Date, and thereafter incurring and paying such Exploration Expenses by the first anniversary of the Effective Date; and

(d)
delivering to the Optionor, not later than the fifth anniversary of the Effective Date, written notice of the Optionee’s commitment to fund the preparation of a feasibility study in respect of the Property or part thereof, and delivering a Positive Feasibility Report to the Optionor within  three years after the date of such written notice.

4.03           The Optionor acknowledges that:

(a)
all Shares issued to the Members pursuant to this Agreement will be issued in accordance with the information provided in Schedule 1.01-3  at a deemed price equal to the higher of the closing price of the Optionee’s shares on the day immediately preceding the date of the news release announcing this Agreement and the closing price of the Optionee’s shares on the day immediately preceding the date of issue of such Shares and that such Shares, when issued, will be subject to such resale restrictions as are prescribed by law at the time of issue of such Shares, and that the certificates representing such Shares will bear legends to such effect; and each Member will provide such information regarding beneficial ownership, acknowledgments or other information of such Member as may be required by the TSXV;

(b)
in the event of any subdivision, consolidation or other change in the share capital of the Optionee prior to the exercise in full of the Option, the number of Shares to be delivered or issued to the Optionor thereafter in connection with the exercise of the Option shall be adjusted in accordance with such subdivision, consolidation or other change in the Share capital of the Optionee;

(c)
in the event the Optionee undertakes an amalgamation, merger, reorganization or other arrangement prior to the exercise in full of the Option, the Shares to be delivered or issued to the Optionor thereafter shall be adjusted in accordance with such amalgamation, merger, reorganization or other arrangement.

4.04           Subject only to exercise of the Option and commencement of Commercial Production from the Property as contemplated in Schedule 1.01-2, the Optionee will pay the Royalty to the Optionor.

4.05           The Royalty constitutes an interest in the Property, and the Optionor shall be entitled to register notice of the Royalty in any applicable office or public record of a Governmental Authority.

4.06           The Optionee will make an annual payment (each an “Advance Royalty”) of $100,000 (Canadian funds) to the Optionor on the sixth anniversary of the Effective Date and on  each anniversary of the Effective Date thereafter until the earlier of the date of termination of the Option and the first Royalty payment after commencement of Commercial Production from the Property, when the obligation to pay such Advance Royalties shall terminate.

4.07           All Advance Royalties paid by the Optionee will be deducted from the Royalties otherwise payable after the commencement of Commercial Production.

4.08           All payments stipulated in this Agreement to be made “to the Optionor” shall be made to “Holmes & King, in trust” for the benefit of the Members according to their respective Membership Interests until directed otherwise in writing by the Manager or Holmes & King.

4.09           The Optionee will have and is hereby granted the exclusive right and option to purchase one-third of the Royalty (i.e. a royalty equal to 1% of net smelter returns) for $1,500,000 (Canadian funds) at any time up to the 90th day after delivery of a Positive Feasibility Report to the Optionor.

EXERCISE OF OPTION

5.01           If the Optionee makes the payments, issues the Shares, incurs the Exploration Expenses and delivers a Positive Feasibility Report to the Optionor as described in, and within the time permitted by, section 4.02, it will, without any further act or payment, have and be deemed for all purposes to have exercised the Option.

5.02           If and when the Option has been exercised, all right, title and interest in and to the Interest will vest in the Optionee, subject only to the Royalty.

5.03           If the Option is exercised, the Optionor will forthwith following written notice from the Optionee, and insofar as same has not previously been accomplished, take all and any actions necessary to effect the transfer to and registration in the name of the Optionee of the Interest, subject only to the Royalty.

OPERATORSHIP AND RIGHT OF ENTRY

6.01           Throughout the Option Period, the Optionee will be the "operator" in respect of the Property and, as such, shall have the sole and exclusive right in respect of the Property to:

(a)           enter thereon;

(b)           have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development and/or mining work thereon and thereunder as the Optionee may determine to be necessary, desirable or advisable;

(d)
bring upon and erect upon the Property and use in its operations, at any time and from time to time, such buildings, plant, machinery, equipment, vehicles, tools, appliances and supplies as the Optionee may deem necessary, desirable or advisable; and

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of sampling, including bulk sampling, obtaining assays or making other tests.

6.02           Throughout the Option Period the Manager and agents and independent contractors retained by the Optionor shall, on reasonable written advance notice to the Optionee, have the right in respect of the Property to enter thereon at the sole risk and expense of the Optionor and such Manager and agents and independent contractors of the Optionor, for the purpose of viewing the same.

6.03           The Optionee shall be entitled to all income and other tax deductions, allowances, credits, incentives and other benefits available pursuant to exploration incentive programs or similar programs in connection with the exploration of the Property.

6.04           The Optionee shall not have any right to and will not grant mortgages, charges or liens of or upon the Property or any portion thereof, any mill or other fixed assets located thereon, or any of the tangible personal property located on or used in connection with the Property without the prior written consent of the Optionor.

OBLIGATIONS DURING OPTION PERIOD / AREA OF INTEREST

7.01           Forthwith following execution of this Agreement, and in any event prior to the Effective Date, the Optionor shall, at the Optionor’s expense, deliver to the Optionee copies of all geological, geophysical and geochemical reports, maps and other data and documentation relating to the Claims and in the possession or control of the Optionor, in printed and, where available, electronic formats; provided that all such information and documentation will be delivered without warranty as to completeness and the Optionor will not be held liable for any errors or omissions in any such information and documentation or for any loss, damage or expense incurred by the Optionee from the utilization and results of utilization of any such information and documentation by the Optionee.

7.02           During the Option Period and, in the case of subsection 7.02(a), for a period of not less than 6 months following any termination of the Option, the Optionee shall:

(a)
maintain the Property in good standing by incurring Exploration Expenses, filing assessment work reports and taking all other actions which may be necessary in that regard and in order to keep the Claims free and clear of all Liens and other charges arising from the Optionee's activities thereon; and without limiting the generality of the foregoing, the Optionee shall in each calendar year during the Option Period:

(i)	either:

(A)
do or cause to be done work to the value of at least $100 per Claim (or such greater amount as may be prescribed from time to time by any Yukon Governmental Authority) [subject to grouping of Claims for such purpose as permitted by the Quartz Mining Act (Yukon) (the “QMA”)]; or, alternatively

(B)
pay $105 per Claim (or such greater amount as may be prescribed from time to time by any Yukon Governmental Authority) to the Mining Recorder in whose office the Claim is recorded and file an Application for Renewal of Grant for Quartz Mining Pay in Lieu with such Mining Recorder;

in either case not less than 15 days prior to the Annual Expiry Date set forth in Schedule 1.01-1 in respect of such Claim (which is the anniversary of the date on which such Claim was recorded), as required to assure the Optionee and Optionor that the Optionor (or the registered owner of the Claims holding them in trust for the Optionor) will have title to the Claims for at least one year after each Annual Expiry Date;

(ii)
give written notice to the Optionor not less than 15 days prior to the Annual Expiry Date for such Claim stating that the Optionee has taken one of the actions described in clause (i) in respect of such Claim, and describing such action;

(iii)
within 14 days after each Annual Expiry Date, file an Application for a Certificate of Work in respect of each Claim described in clause (i)(A) in accordance with the Schedule of Representation Work under the QMA and, where applicable, an Application to Group Mineral Claims, with the Mining Recorder in whose office the Claim is recorded;

(iv)
obtain a Certificate of Work in Form 5 of Schedule 1 to the QMA in respect of each Claim described in clause (i)(A) and a receipt for each payment made in respect of a Claim described in clause (i)(B);

(b)
permit the designated consultants of the Optionor, and its servants, agents and independent contractors, at their own risk, access to the Property at all reasonable times; provided that the Optionor agrees (and the Optionor does hereby so agree) to indemnify the Optionee against and to save it harmless from all Liens, costs, claims, actions, causes of action, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any such person while on the Property;

(c)
do all work on the Property in a careful, minerlike and workmanlike fashion, and in accordance with all applicable laws, regulations, orders and ordinances of any Governmental Authority, and all applicable permits and licenses; and comply with all laws, rules, regulations, policies and orders of Governmental Authorities with respect to reclamation and rehabilitation of all disturbances resulting from the Optionee's use and occupancy of the Property; and promptly pay or cause to be paid all workers and wage earners employed by it or its contractors on the Property, and pay for all materials, services and supplies purchased or delivered in connection with its activities on or with respect to the Property;

(d)
furnish the Optionor with a report with respect to each work program carried out by the Optionee on the Property or part thereof, including material results obtained and a detailed list of Exploration Expenses incurred together with evidence of payment thereof, within six months of completion of such work program.

7.03           If at any time after the date of this Agreement, before or after exercise of the Option, the Optionee stakes or otherwise acquires, directly or indirectly, any right or title to or any legal or beneficial interest in any mineral claim or any license, lease, grant, concession, permit, patent or other interest (in each case an "AMI Interest") in any mineral property located wholly or partly within the Area of Interest, the Optionee will immediately give written notice of the acquisition of such AMI Interest to the Optionor together with copies of all information in the possession of the acquiring party relating to such AMI Interest, and, unless the Optionor notifies the Optionee in writing within 60 days next following receipt of such notice that the Optionor does not wish to acquire any ownership interest in the AMI Interest, such AMI Interest will thereafter be and will be deemed for all purposes to be part of the Property, and to be subject to the Option if the Option has not yet been exercised; and in such event the Optionee will transfer legal title to the AMI Interest by appropriate conveyance to the Optionor; provided that if an AMI Interest is acquired by the Optionee otherwise than by staking such AMI Interest, and if the Optionee is obligated to pay a royalty (in each case a “Third Party Royalty”) on net smelter returns from such AMI Interest to an arm’s length third party, then the Royalty otherwise payable to the Optionor in respect of such AMI Interest shall be reduced by an amount equal to the Third Party Royalty so that, for example, if the the Third Party Royalty is 2% of net smelter returns from such AMI Interest, then the Royalty will be reduced from 3% of net smelter returns from such AMI Interest to 1% of net smelter returns from such AMI Interest.

7.04           If the Optionee acquires an AMI Interest and, before or after acquiring such AMI Interest, stakes any mineral claim (in each case an “Additional Claim”) which is more than five kilometers from the Property as originally constituted and is at the time of such staking contiguous, or subsequently by reason of additional staking becomes contiguous, to any Claim or any Additional Claim which is part of a group of Additional Claims contiguous to a Claim, the Optionee will immediately give written notice of the acquisition of such Additional Claim to the Optionor together with copies of all information in the possession of the acquiring party relating to such Additional Claim, and, unless the Optionor notifies the

Optionee in writing within 60 days next following receipt of such notice that the Optionor does not wish to acquire any ownership interest in the Additional Claim, such Additional Claim will thereafter be and will be deemed for all purposes to be part of the Property, and to be subject to the Option if the Option has not yet been exercised; and in such event the Optionee will transfer legal title to the Additional Claim by appropriate conveyance to the Optionor.

7.05           The Optionee will indemnify and save the Optionor harmless from and against any and all claims, suits, actions, causes of action, administrative orders and notices,  demands, losses, damages, interest, fines, penalties and expenses, including reasonable legal fees and expenses, expert’s and consultant’s fees and expenses, court costs and all other out-of-pocket expenses arising or suffered or incurred by the Optionor as a result of any act or omission of the Optionee, or any breach of this agreement by the Optionee, including without limitation claims, suits, demands, losses, damages and expenses relating to any work, act or thing done or omitted to be done by the Optionee on or with respect to the Property.

FORMATION OF JOINT VENTURE

8.01           On the date of exercise of the Option, the Optionor and the Optionee will without any further act or formality associate themselves,  will be deemed for all purposes to have associated themselves, by way of Joint Venture on the terms and conditions contained in the Joint Venture Agreement, and the parties hereby agree to enter into an agreement in substantively the form attached as Scheduled 1.10-2 to evidence their agreement with regard to such Joint Venture.

8.02           If the Joint Venture is constituted pursuant to this Agreement, the relationship of the Optionor and the Optionee will, from and after the date of constitution of such Joint Venture, be that of co-venturers and will, subject to express provisions of this Agreement, be governed by the terms and conditions of the Joint Venture Agreement.

TRANSFERS OF PROPERTY INTERESTS

9.01           The Optionee shall have the right to assign any of the Optionee’s rights hereunder to any person without the prior written consent of the Optionor, and any purchaser, grantee or transferee of any such rights must, before such assignment becomes effective, have delivered to the Optionor its written agreement related to this Agreement and to the Property, containing:

(a)
a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the rights to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants; and

(b)	a provision subjecting any further sale, transfer or other disposition of such rights in the Property or this Agreement to the restrictions contained in this section;

and for greater certainty, no such assignment shall operate to discharge the Optionor from any of its obligations hereunder or alter the terms of the Option.

9.02           The Optionor shall have the right to transfer any or all of its right, title and interest in and to the Property (subject to the Option) and/or assign any or all of its right, title and interest in, to and/or under this Agreement and/or any or all of the Optionor’s rights and obligations herein and/or hereunder to any person without the consent of the Optionee provided that any such transferee or assignee (including any subsequent transferee or assignee) shall have delivered to the Optionee a written agreement whereby such transferee or assignee covenants to perform all of the obligations and committments of the Optionor and otherwise be bound by the terms of this Agreement as they relate to the Optionor; and in any such event, such assignment shall operate to discharge the Optionor from any of its obligations hereunder in respect of such interest save and except for the fulfillment of contractual commitments having accrued due prior to the date of such assignment.

REGULATORY APPROVALS AND REQUIREMENTS

10.01         The Optionor and Optionee acknowledge and agree that their respective rights and obligations hereunder are subject to acceptance of filings to be made by both parties in respect of this Agreement by the TSXV.

10.02         The Optionee will use reasonable commercial efforts to have this Agreement accepted for filing by the TSXV forthwith following execution of this Agreement.

10.03         The Optionor agrees to cooperate, and shall use reasonable efforts to facilitate the cooperation of the Members, in the provision of all personal information, acknowledgements and other information as may be required by the TSXV with regarding to the filing of this Agreement and other related approvals.

TERMINATION OF OPTION

11.01         The Option may be terminated by the Optionor by delivering a written notice of termination to the Optionee if the Optionee fails to make any cash Option Payment, issue any Shares or incur any Exploration Expenses described in section 4.02, or deliver a Positive Feasibility Report, within the time periods permitted by section 4.02; provided that the Optionor shall have first delivered to the Optionee a written notice of default specifying the default and the Optionee shall have failed to cure such default within 30 days next following the date of receipt of such default notice by appropriate payment or performance.

11.02         The Option may also be terminated by the Optionor delivering a written notice of termination to the Optionee if the Optionee breaches any of its covenants set forth herein or fails to perform any of its obligations set forth herein; provided that the Optionor shall have first delivered to the Optionee a written notice of default specifying the default and the Optionee shall have failed to cure such default within 30 days next following the date of receipt of such default notice by appropriate payment or performance.

11.03         If the Option is terminated pursuant to section 11.01 or 11.02 hereof, the Optionee shall:

(a)
at no cost to the Optionor and within 30 days of such termination, deliver to the Optionor copies of all reports, maps, assay results and other relevant technical data in the possession of the Optionee with respect to the Property;

(b)
leave the Property in good standing for at least 6 months after the date of such termination, free and clear of all Liens arising from its operations on the Property, in a safe and orderly condition and in a condition which is in compliance with all laws, rules, regulations, policies and orders of Governmental Authorities with respect to reclamation and rehabilitation of all disturbances resulting from the Optionee's use and occupancy of the Property;

(c)
have the right (and, if required by the Optionor within 90 days of the effective date of termination, the obligation) to remove from the Property within six months of termination of the Option, all plant, equipment and facilities erected, installed or brought upon the Property by or at the instance of Optionee, failing which the facilities shall become the property of the Optionor.

SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION

12.01         The Optionee may at any time elect to abandon and surrender the Option in respect of any one or more of the Claims comprised in the Property by giving written notice to the Optionor of such proposed abandonment and surrender, and in each such event the Claims in respect of which such notice has been given shall cease to be subject to the Option and shall cease to be part of the subject matter of this Agreement; and the Option shall in each such event remain in full force and effect with respect to the Claims which are not so abandoned and surrendered.

12.02         If the Optionee makes an election pursuant to section 12.01 hereof, the Optionee shall:

(a)
at no cost to the Optionor and within 30 days of the Optionor making such election, deliver to the Optionor party a transfer, quitclaim, bill of sale or other appropriate deed or assurance in registrable form transferring its interest in such Claims to the Optionor, together with copies of all reports, maps, assay results and other relevant technical data in the possession of the Optionee with respect to the Property;

(b)
leave the Claims so abandoned or surrendered in good standing for at least 6 months after the date of such surrender or abandonment, free and clear of all Liens arising from its operations hereunder, in a safe and orderly condition and in a condition which is in compliance with all laws, rules, regulations, policies and orders of Governmental Authorities with respect to reclamation and rehabilitation of all disturbances resulting from the Optionee's use and occupancy of the Property.

12.03         The Area of Interest will not be diminished by any surrender of Claims pursuant to section 12.01.

FORCE MAJEURE

13.01         If the Optionee is at any time either during the Option Period or thereafter prevented from or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of war, insurrection or terrorism, inclement weather, acts of God, governmental regulations restricting normal operations, shipping or other transportation delays, delays in obtaining required governmental or regulatory approvals or permits not due to fault or default on the part of the Optionee, or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay; provided that if the duration of any event of force majeure exceeds six months, the Optionor may terminate the Option by written notice to the Optionee and in such event the provisions of section 11.03 will apply.

13.02         The Optionee shall give prompt notice to the Optionor of each event of force majeure under section 13.01 and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

NEWS RELEASES

14.01         The text of any news release respecting the execution and delivery of this Agreement will be subject to approval by both parties, and both parties will act reasonably in that regard.

14.02         All matters concerning the Optionor and the contents of this Agreement shall be treated as and kept confidential and not disclosed by the parties, except as required by applicable securities laws, the rules of any stock exchange on which the Optionee’s shares are listed or other applicable laws or regulations, without the prior written consent of the other party, such consent not to be unreasonably withheld; provided that, notwithstanding the foregoing, the parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.

NOTICES

15.01         Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party by hand, or communicated by telecopy or email, at the address for such party specified above, on any business day, in each case directed to the attention of the President or Manager, as the case may be.

15.02         The date of receipt of any notice, demand or other communication shall be the date of delivery thereof if delivered, the date of transmission if communicated by telecopy or email, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the fifth day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

15.03         Either party may at any time and from time to time notify the other party in writing of a change of address (including telecopy or email address) and the new address to which notice shall be given to it thereafter until further change.

GENERAL

16.01         This Agreement supersedes and replaces all other agreements or arrangements, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

16.02         No consent or waiver, expressed or implied, by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

16.03         The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

16.04         This Agreement will be interpreted in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein, and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia, Vancouver Registry.

16.05         If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect, and in no way be affected, impaired or invalidated thereby.

16.06         The parties hereto agree to do and perform all such further and other acts and things, and to execute all such further and other instruments and documents, and to give all such further and other assurances as may be necessary to give effect to the intent of this Agreement.

16.07         Except as may be specifically provided for herein, time is of the essence of this Agreement.

16.08         This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

16.09         This Agreement may be executed in any number of counterparts and delivered by fax or email, and each of such counterparts when so executed and delivered shall be deemed to be an original, (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original) and all such counterparts together shall constitute one and the same instrument.

[Next Page is Execution Page]

IN WITNESS WHEREOF the Optionor and the Optionee have executed this Agreement as of the day first set forth above.

THE YUKON CORNELIUS SYNDICATE
Per:

/s/ William Chornobay
_________________________________________
William Chornobay
Manager for The Yukon Cornelius Syndicate

MILL CITY GOLD CORP.
Per:

/s/ James R. Brown
_______________________________________
James R. Brown, Authorized Signatory

This is page 17 of an Option Agreement in respect of the Target 12 (Rosebud) mineral claims, made as of November   8 , 2010 between The Yukon Cornelius Syndicate and Mill City Gold Corp.

SCHEDULE 1.01-1

Attached to and forming part of an Option Agreement made as of November   8  , 2010 between The Yukon Cornelius Syndicate and Mill City Gold Corp.

DESCRIPTION OF MINERAL CLAIMS

Grant Number	Claim Name	Claim Number	Claim Expiry Date	NTS Map Number
YD15851	RB	1	June 30	115O08
YD15852	RB	2	June 30	115O08
YD15853	RB	3	June 30	115O08
YD15854	RB	4	June 30	115O08
YD15855	RB	5	June 30	115O08
YD15856	RB	6	June 30	115O08
YD15857	RB	7	June 30	115O08
YD15858	RB	8	June 30	115O08
YD15859	RB	9	June 30	115O08
YD15860	RB	10	June 30	115O08
YD15861	RB	11	June 30	115O08
YD15862	RB	12	June 30	115O08
YD15863	RB	13	June 30	115O08
YD15864	RB	14	June 30	115O08
YD15865	RB	15	June 30	115O08
YD15866	RB	16	June 30	115O08
YD15867	RB	17	June 30	115P05
YD15868	RB	18	June 30	115P05
YD15869	RB	19	June 30	115P05
YD15870	RB	20	June 30	115P05
YD15871	RB	21	June 30	115O08
YD15872	RB	22	June 30	115O08
YD15873	RB	23	June 30	115O08
YD15874	RB	24	June 30	115O08
YD15875	RB	25	June 30	115O08
YD15876	RB	26	June 30	115O08
YD15877	RB	27	June 30	115O08
YD15878	RB	28	June 30	115O08
YD15879	RB	29	June 30	115O08
YD15880	RB	30	June 30	115O08
YD15881	RB	31	June 30	115O08
YD15882	RB	32	June 30	115O08
YD15883	RB	33	June 30	115O08

YD15884	RB	34	June 30	115O08
YD15885	RB	35	June 30	115O08
YD15886	RB	36	June 30	115O08
YD15887	RB	37	June 30	115O08
YD15888	RB	38	June 30	115O08
YD15891	RB	41	June 30	115O08
YD15892	RB	42	June 30	115O08
YD15893	RB	43	June 30	115O08
YD15894	RB	44	June 30	115O08
YD15895	RB	45	June 30	115O08
YD15896	RB	46	June 30	115O08
YD15897	RB	47	June 30	115O08
YD15898	RB	48	June 30	115O08
YD15899	RB	49	June 30	115O08
YD15900	RB	50	June 30	115O08

SCHEDULE 1.01-2

Attached to and forming part of an Option Agreement made as of November   8  , 2010 between The Yukon Cornelius Syndicate and Mill City Gold Corp.

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT made as of and entered into effective _______________________

BETWEEN:

THE YUKON CORNELIUS SYNDICATE, Suite 1300 – 1111 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4M3 (Fax No.: 604-888-7929 / Email: billsc@shaw.ca)

("The YC Syndicate")

AND:

MILL CITY GOLD CORP., a British Columbia corporation having an office at 4719 Chapel Road NW, Calgary, Alberta, T2L 1A7 (Fax No.: 403-640-4024 / Email: jim.brown@millcitygold.com)

("Mill City")

WITNESSES THAT WHEREAS:

A.	The YC Syndicate owns a 30% interest in the Property;

B.	Mill City owns a 70% interest in the Property, acquired from The YC Syndicate pursuant to the Head Agreement;

C.
The YC Syndicate and Mill City have agreed to form a joint venture for the purpose of conducting Joint Operations to further explore and, if deemed advisable, to develop and mine the Property and to process and sell or otherwise dispose of any Minerals from the Property;

THEREFORE, in consideration of the premises and the mutual covenants, commitments and undertakings hereinafter contained, and for other good and valuable consideration, the parties agree as follows:

INTERPRETATION

1.01           In this Agreement the following words, phrases and expressions shall have the following meanings:

"Accounting Procedure" means the procedure attached to this Agreement as Appendix I.

"Affiliate" shall have the meaning attributed to it in the Head Agreement.

"Assets" means all tangible and intangible goods, chattels, improvements or other items including, without limiting the generality of the foregoing, the Property Rights and land, buildings and equipment (excluding the Property), acquired for or made to the Property under the Head Agreement or this Agreement in connection with the Mining Operations.

“Commercial Production” means the commercial exploitation of Ore but does not include milling for the purpose of testing or milling or leaching by a pilot plant or during an initial tune up period of the plant. Commercial Production with respect to the Property shall be deemed to have commenced on the first day of the month following the first period of 30 consecutive days during which Ore from the Property have been processed through the plant at an average rate of not less than 85% of the initial rated capacity of the plant as set forth in the Positive Feasibility Report.

"Completion Date" means the date on which it is demonstrated to the satisfaction of the Management Committee that any Construction done pursuant to a Production Notice is complete.

"Construction" means every kind of work carried out during the Construction Period by the Operator in accordance with a Feasibility Report approved by the Management Committee.

"Construction Period" means, unless a Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given and ending on the Completion Date.

"Costs" means, except as to Prior Exploration Costs, all costs and expenses whatsoever, direct or indirect, with respect to Mining Operations, recorded by Mill City in accordance with the Head Agreement, and by the Operator in accordance with this Agreement, and without limiting the generality of the foregoing, the following categories of Costs shall have the following meanings:

"Construction Costs" means the Costs of Construction recorded by the Operator during the Construction Period, including, without limiting the generality of the foregoing, the Operator's fee contemplated in section 11;

"Exploration Costs" means those Costs, exclusive of Prior Exploration Costs, Construction Costs and Operating Costs, recorded by the Operator during the Exploration Period in connection with the exploration and development of the Property, including, without limiting the generality of the foregoing, the Operator's fee contemplated in section 11;

"Mine Costs" means Construction Costs and Operating Costs;

"Operating Costs" means those Costs recorded by the Operator subsequent to the Operative Date including, without limiting the generality of the foregoing, the Operator's fee contemplated in section 11, but specifically excluding Construction Costs and Exploration Costs; and

"Prior Exploration Costs" means, for Mill City, 70% of “Exploration Expenses” recorded by it under the Head Agreement before the Operative Date and, for The YC Syndicate, an amount equal to 30% of “Exploration Expenses” recorded by Mill City under the Head Agreement before the Operative Date.

"Exploration Period" means the period beginning the Operative Date and ending the date an effective Production Notice is given.

"Feasibility Report" means that document or those documents consisting of reports, estimates, studies and comprehensive financial analyses prepared at the direction of the Management Committee and in such form and of such a standard as may be required by the Management Committee, to examine the feasibility of bringing into commercial production any Mineral deposit on the Property and establishing and operating a Mine or increasing production from an existing Mine, but does not include the Positive Feasibility Report or any other feasibility report prepared pursuant to the Head Agreement.

"Head Agreement" means that certain Option and Joint Venture Agreement made between the parties hereto as of _________________, 2010 and to which this Agreement is attached as a Schedule and pursuant to which this Agreement has been entered into.

"Interest" means an undivided beneficial percentage interest in and to the Property, the Assets and any Mine calculated according to sections 7 and 10 during the commencement of this Agreement.

"Joint Operation" means the joint operation described in subsection 2.01.

"Management Committee" means the committee established pursuant to section 4.

"Mine" means the workings established and Assets acquired, including, without limiting the generality of the foregoing, development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring a portion of the Property into Commercial Production in accordance with a Production Notice, or to increase Commercial Production from the Property.

"Minerals" means any and all ores (and concentrates and metals derived therefrom) and minerals, precious and base, metallic and non-metallic, and any and all gemstones (including diamonds), in, on or under the Property which may lawfully be explored for, mined and sold.

"Mining Operations" means every kind of work done by the Operator:

(a)	on or in respect of the Property in accordance with a Program or Production Notice, or pursuant to the Head Agreement; or

(b)
if not provided for in a Program or Production Notice or in the Head Agreement, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

including, without limiting the generality of the foregoing, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, Construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection.

"Net Proceeds of Production" shall have the meaning attributed to it in Appendix II.

"Operative Date" means the date upon which this Agreement becomes effective.

"Operator" means the party appointed as the Operator in accordance with section 5.

"Participant" means a party that is contributing to Exploration Costs or Mine Costs, as the case may be.

"party" or "parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

"Prime Rate" means the rate of interest published and declared as such from time to time and stated by the Bank of Montreal, Main Branch, Vancouver, British Columbia, as being charged by it on Canadian Dollar demand loans to its most creditworthy domestic commercial customers.

"Production Notice" means a notice which is given to each of the parties pursuant to subsection 9.02.

"Program" means an exploration program conducted on the Property during the Exploration Period and adopted pursuant to subsection 7.02.

"Property" means the mineral properties that become subject to this Agreement on the Operative Date, as are particularly set forth in Schedule 101-1 [NTD: Schedule to list all properties that are subject to the Agreement on the Operative Date],and any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals thereon, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations.

"proportionate share" means that share which is equal to a party's Interest.

"Simple Majority" means a decision made by the Management Committee by a majority in Interest representing in excess of 50 percent of the votes entitled to be cast.

"$" means Canadian Dollars.

1.02           The words "section", "subsection", "paragraph", "subparagraph", "herein", "hereto" and "hereunder" refer to this Agreement. The words "this Agreement" or "the Agreement" include every Schedule and Appendix attached hereto but exclude the Head Agreement. Every Schedule and Appendix attached hereto forms part of this Agreement.

1.03           The captions and the emphasis of the defined terms have been inserted for convenience and do not define the scope of any provision.

1.04           Unless specifically defined in this Agreement, words and expressions defined in the Head Agreement have their defined meanings in this Agreement.

FORMATION OF THE JOINT VENTURE

2.01           The parties hereby agree to associate and participate in a joint operation (herein called the "Joint Operation") for the purpose of exploring and, if warranted, carrying on Commercial Production from the Property.

2.02           The right of each party to mine and market production from other sources in competition with the other parties and of each Participant to market its share of any Minerals in competition with any other Participant is hereby confirmed; and this Agreement shall not be construed so as to preclude or restrict such rights.

INTERESTS

3.01           Except as otherwise provided herein and in the Head Agreement, the parties shall bear all Costs and all liabilities arising under this Agreement and the Head Agreement, and shall own the Property, the Assets and any Mine, in proportion to their respective Interests.

3.02           On the Operative Date the respective Interests of the parties shall be equal to the respective Interests which the parties held under the Head Agreement immediately prior to the Operative Date.

MANAGEMENT COMMITTEE

4.01           A Management Committee will be established on or forthwith after the Operative Date. Except as herein otherwise provided, the Management Committee will make all decisions in respect of Mining Operations.

4.02           Each party shall forthwith appoint one representative and one alternate representative to the Management Committee. The alternate representative may act for a party's representative in its absence.

4.03           The Operator shall call a Management Committee meeting at least once every 12 months, and, in any event within 14 days of being requested to do so by any representative or alternate representative.

4.04           The Operator shall give notice, specifying the time and place of, and the agenda for, the meeting, to all representatives at least seven days before the time appointed for the meeting. All meetings of the Management Committee will be held at a place in Vancouver, British Columbia designated by The YC Syndicate unless otherwise agreed in writing by the parties.

4.05           Notice of a meeting shall not be required if representatives of all the parties are present and unanimously agree upon the agenda.  If the Operator does not comply with section 4.03, any party may call a Management Committee meeting in accordance with section 4.04.

4.06           A quorum for any Management Committee meeting shall be present if the representative or all the representatives of parties totalling over 50 percent in Interest are present.  If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder.  The Management Committee shall not transact any business at a meeting unless a quorum is present at the commencement of the meeting; provided that in such event such meeting will be set over to the same time and place in the immediately following week and at the reconvened meeting, the representative or representatives present shall constitute a quorum.

4.07           The Management Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party's Interest percentage.  The Management Committee shall make decisions by Simple Majority.

4.08           The representative and alternate representative of the Operator shall be the chairman and secretary, respectively, of Management Committee meetings.  In the event of an equality of votes on any matter, neither party will have a casting vote.

4.09           The secretary of each Management Committee meeting shall take minutes of that meeting and circulate copies thereof to each representative.

4.10           The Management Committee may make decisions by obtaining the consent in writing of the representatives of all parties.  Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

4.11           Management Committee decisions made in accordance with this Agreement shall be binding upon all of the parties.

4.12           Each party shall bear the expenses incurred by its representatives and alternate representatives in attending meetings of the Management Committee.

4.13           The Management Committee may, by agreement of the representatives of all the parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

4.14           Reference in this section to the "parties" shall apply during the Exploration Period.  After the date of a Production Notice this section shall be read as if the word "Participant" appeared wherever the word "party" appears.

OPERATOR

5.01           Mill City shall act as Operator until and unless:

(a)	its Interest is diluted below 50%, in which event the party then holding the greatest Interest and which has consented thereto shall thereafter act as Operator;

(b)
it shall fail during any period of twelve consecutive months (calculated from the date of commencement of the Joint Operation or any anniversary thereof, as the case may be) to propose a Program calling for the expenditure of at least $1,000,000, in which event The YC Syndicate shall, if The YC Syndicate’s Interest is at least 30% at the end of such period, have the right to propose a Program calling for the expenditure of at least $1,000,000 and containing a statement in reasonable detail of the proposed Mining Operations and estimates of all Exploration Costs budgeted to be incurred, and act as Operator in respect of that Program;

and the provisions of subsection 5.01(b) will apply to the operatorship during each subsequent 12 month period, regardless of which party is then Operator.

5.02           The party acting as Operator may resign as Operator on at least 90 days' notice to all the parties, and the Management Committee shall thereupon select another party to be Operator upon the 90th day after receipt of the Operator's notice of resignation.

5.03           The new Operator shall assume all of the rights, duties and status of the previous Operator as provided in this Agreement.The new Operator shall have no obligation to hire any of the employees of the former Operator.

5.04           Upon ceasing to be Operator, the former Operator shall forthwith deliver to the person nominated for that purpose by the Management Committee, custody of all Assets, Property, books, records and other property both real and personal relating to this Agreement or the Property.

5.05           If the Operator resigns and no other party consents to act as Operator the Joint Operation shall terminate and the provisions of section 12 shall apply mutatis mutandis.

RIGHTS, DUTIES AND STATUS OF OPERATOR

6.01           The Operator in its operations hereunder shall be deemed to be an independent contractor, and the Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on their individual behalf unless specifically permitted by this Agreement or directed in writing by a party.

6.02           Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.

6.03           The Operator shall manage and carry out such Mining Operations as are provided for in the Head Agreement and otherwise as the Management Committee may direct, and in connection therewith shall, in advance if reasonably possible, notify the Management Committee of any change in Mining Operations which the Operator considers material, and if it is not reasonably possible, the Operator shall notify the Management Committee so soon thereafter as is reasonably possible.

6.04           The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations and to incur the Costs required for that purpose, and in so doing the Operator shall, unless it obtains the approval of the Management Committee:

(a)	comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b)           pay all Costs properly incurred promptly as and when due;

(c)
keep the Property and Assets free of all Liens and encumbrances (other than those, if any, in effect on the Operative Date or the creation of which is permitted pursuant to this Agreement or the Head Agreement) arising out of the Mining Operations and, in the event of any Lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(d)	prosecute claims or, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(e)	subject to section 20, perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Property in good standing, including, without limiting the generality, staking and restaking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(f)
maintain accounts in accordance with the Accounting Procedure; provided, that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, shall govern if the Operator's account practices are in accordance with accounting principles generally accepted in the mining industry in Canada; and

(g)
perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable federal, provincial and local laws, by-laws, ordinances, rules and regulations, and this Agreement.

EXPLORATION PROGRAMS / DILUTION OF NON-PARTICIPANTS

7.01           The Operator may, in addition to carrying on Mining Operations on behalf of the parties hereto, prepare draft Programs for consideration by the Management Committee, and all draft Programs shall contain a statement in reasonable detail of the proposed Mining Operations and estimates of all Exploration Costs budgeted to be incurred.

7.02           The Management Committee shall review each Program prepared and, if it deems fit, adopt the Program with such modifications, if any, as the Management Committee deems necessary; and the Operator shall be entitled to an allowance for a Cost overrun of 10 percent in addition to any budgeted Exploration Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

7.03           The Operator shall forthwith submit the adopted Program to the parties other than itself, and each party may, within 30 days of receipt of the Program, give notice to the Operator committing to contribute its proportionate share of the Exploration Costs on that Program, and any party which fails to give that notice within the 30 day period shall be deemed to have elected not to contribute.

7.04           If any party is deemed under subsection 7.03 to have elected not to contribute to a Program, the proportion to be contributed by the parties who elected to contribute shall be increased pro rata, subject to the right of any of them to elect not to contribute more than its proportionate share.

7.05           The Operator shall be entitled to invoice each Participant:

(a)	no more frequently than monthly, for its proportionate share of Exploration Costs incurred and paid by the Operator; or

(b)	reasonably in advance of requirements, for an advance of that Participant's proportionate share of Exploration Costs;

and each invoice shall be signed by some responsible official of the Operator, and each Participant shall pay to the Operator the amount invoiced, within 30 days of receipt of the invoice; and if a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

7.06           If any Participant, having elected to contribute to a Program, fails to pay its proportionate share within the 30-day period referred to in subsection 7.05 the Operator may by notice demand payment, and if no payment is made within the period of 30 days next succeeding the receipt of the demand notice, that Participant shall be deemed to have elected not to contribute.

7.07           The Operator shall expend all monies advanced by a Participant rateably with the advance of the other Participants, and if the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant's proportionate share of Exploration Costs incurred prior to the suspension or premature termination shall be refunded forthwith.

7.08           If any Program is altered, suspended or terminated prematurely so that the Exploration Costs incurred on that Program as altered, suspended or terminated are less than 80 percent of the Exploration Costs originally proposed, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall be entitled to contribute its proportionate share of the Exploration Costs incurred on that Program by payment thereof to the Operator within 30 days after receipt of the notice, and if payment is not made by that party within the 30 days aforesaid, it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee.

7.09           If a party elects or is deemed to have elected not to contribute to the Exploration Costs of any Program, the Interest of that party shall be decreased and the Interest of each Participant contributing in excess of its proportionate share of the Exploration Costs shall be increased so that, subject to subsection 7.10, at all times the Interest of each party will be that percentage which is equivalent to its Exploration Costs and Prior Exploration Costs and its contributions to Mine Costs expressed as a percentage of the Exploration Costs and Prior Exploration Costs of, and the total of contributions to Mine Costs by, all Parties; and notwithstanding the foregoing the party whose Interest has been reduced shall be entitled to receive details of and to contribute to future Programs to the extent of its then Interest.

7.10           If the effect of the application of subsection 7.09 is to reduce the Interest of any party to less than 10% it shall forfeit its Interest to the Participants (if more than one, then in proportion to their respective Interests), and that party shall have no further right or Interest under this Agreement except for a 1% royalty on production from the Property on the terms of the Royalty (as that term is defined in the Head Agreement) provided for in the Head Agreement. Accordingly, for greater certainty, such royalty on production from the Property shall be 1% of Net Smelter Returns as determined under Schedule 1.01-4 of the Head Agreement.

FEASIBILITY REPORT

8.01           A Feasibility Report (other than any Feasibility Report provided for under the Head Agreement) shall only be prepared with the approval of the Management Committee, and the Operator shall provide copies of each completed Feasibility Report to each of the parties forthwith upon receipt.

8.02           The parties shall meet at reasonable intervals and times to review the Feasibility Reports prepared otherwise than pursuant to the Head Agreement referred to in subsection 8.01 and discuss whether the Mining Operations which are the subject of the applicable Feasibility Report are feasible or desirable.

PRODUCTION NOTICE

9.01           The Operator shall call a Management Committee meeting to consider each Feasibility Report for a date no sooner than six months after the Feasibility Report was provided to each of the parties or such earlier date as the representatives of all parties may agree.

9.02           The Management Committee shall consider each Feasibility Report prepared pursuant to subsection 8.02 and may approve any Feasibility Report, with such modifications, if any, as it considers necessary or desirable, and if such a Feasibility Report is approved as aforesaid the Management Committee shall forthwith cause a Production Notice to be given to each of the parties by the Operator stating that the Management Committee intends to conduct the Mining Operations which are the subject of the Feasibility Report in conformity with the Feasibility Report as so approved.

ELECTION TO CONTRIBUTE / CONVERSION OF NON-PARTICIPANT’S INTEREST

10.01         Each party may, within 60 days of receipt of a Production Notice, give the Operator notice committing to contribute its proportionate share of the Mine Costs.

10.02         If any party fails to give notice pursuant to subsection 10.01 that party shall forfeit the right to contribute to Mine Costs and shall suffer dilution and conversion of its Interest as provided in this subsection.  Those parties which elected to contribute as aforesaid may thereupon elect to increase their contribution to the Mine Costs, if more than one party then in proportion to their respective Interests, by the amount which any party has declined to contribute. If elections are made so that Mine Costs are fully committed:

(a)	the Interest of each Participant shall be increased and that of each non-Participant shall be decreased so that the Interest of each party at all times is that percentage which is equivalent to:

(i)	the sum of its Exploration Costs, its Prior Exploration Costs and its contribution to Mine Costs, multiplied by 100; divided by:

(ii)	the sum of the total Exploration Costs, Prior Exploration Costs and Mine Costs of all the parties;

(b)
each non-Participant shall then be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, by way of royalty, that percentage of the Net Proceeds of Production, as and when available, which is equivalent to its Interest (which has been reduced by the application of Paragraph 10.02(a);

(c)	each Participant shall severally calculate and cause to be paid to each non-Participant any Net Proceeds of Production derived from the Property in the manner provided in Appendix II; and

(d)
notwithstanding the provisions of paragraphs 10.02(b) and (c) if the effect of the application of paragraph 10.02(a) reduces any party's Interest to less than one percent it shall forfeit its Interest to the Participants, if more than one then in proportion to their respective Interests, and that party shall have no further right or Interest under this Agreement.

10.03         If, after the operation of subsection 10.02, Mine Costs are not fully committed the Production Notice shall be deemed to be withdrawn.

OPERATOR'S FEE

11.01         The Operator may charge the following sums in return for its head office overhead functions which are not charged directly:

(a)	with respect to Programs: ten percent of all Exploration Costs;

(b)	with respect to Mine development and Construction: two percent of all Construction Costs;

(c)	subsequent to the Completion Date: ten percent of all Operating Costs.

MINE FINANCING

12.01         The contributions of the Participants toward the Mine Costs shall be individually and separately provided by them.

12.02         Any party may pledge, mortgage, charge or otherwise encumber its Interest in order to secure moneys borrowed and used by that party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of floating charge and as part of the general corporate assets of that party moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (in this subsection called the "Chargee") shall hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement. The Agreement between the party hereto, as borrower, and the Chargee shall contain specific provisions to the same effect as the provisions of this paragraph.

CONSTRUCTION

13.01         Subject to subsections 10.02 and 10.03 the Management Committee shall cause the Operator to, and the Operator shall, proceed with Construction with all reasonable dispatch after a Production Notice has been given.  Construction shall be substantially in accordance with the Feasibility Report subject to any variations proposed in the Production Notice, and subject also to the right of the Management Committee to cause such other reasonable variations in Construction to be made as the Management Committee deems advisable.

MINE OPERATION

14.01         Commencing with the Operative Date, all Mining Operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of a calendar year (the "Operating Year").

14.02         With the exception of the first Operating Year, a plan (the "Operating Plan") for each Operating Year shall be submitted by the Operator to the Participants not later than September 30 in the year immediately preceding the Operating Year to which the Operating Plan relates. Each Operating Plan shall contain the following:

(a)	a plan of the proposed Mining operations;

(b)	a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;

(c)	an estimate of the quantity and quality of the ore to be mned and the concentrates, metal and/or gemstones to be produced; and

(d)	such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

Upon request of any Participant the Operator shall meet with that Participant to discuss the Operating Plan and shall provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

14.03         The Management Committee shall adopt each Operating Plan, with such changes as it deems necessary, by November 30 in the year immediately preceding the Operating Year to which the Operating Plan relates; provided, however, that the Management Committee may from time to time and any time amend any Operating Plan.

PAYMENT OF MINE COSTS

15.01         Subject to subsection 15.03, the Operator may invoice each Participant, from time to time, for that Participant's proportionate share of Mine Costs incurred to the date of the invoice; or at the beginning of each month for an advance equal to that Participant's proportionate share of the estimated cash disbursements to be made during the month.  Each Participant shall pay its proportionate share of the Mine Costs or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice.  If the payment or advance requested is not so made, the amount of the payment or advance shall bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at a rate equivalent to the weighted average Prime Rate for the month plus two percent until paid.  The Operator shall have a Lien on each Participant's Interest in order to secure the payment or advance together with interest which has accrued thereon.

15.02         If any Participant fails to pay an invoice contemplated in subsection 15.01 within the 30 day period aforesaid, the Operator may, by notice, demand payment.  If no payment is made within 30 days of the Operator's demand notice, the Operator may, without limiting its other rights at law, including its right, hereby granted, to sell that Participant's proportionate share of ores and concentrates derived from the Minerals produced from the Mine, enforce the Lien created by subsection 15.01 by taking possession of all or any part of that Participant's Interest.  The Operator may sell and dispose of the Interest which it has so taken into its possession by:

(a)
first offering that Interest to the other Participants, if more than one then in proportion to the respective Interests of the Participants who wish to accept that offer, for that price which is the fair market value stated in the lowest of two appraisals obtained by the

Operator from independent well recognized appraisers competent in the appraisal of Mining properties; and

(b)
if the Participants have not purchased all or part of that Interest as aforesaid, then by selling the balance, if any, either in whole or in part or in separate parcels at public auction or by private tender (the Participants being entitled to bid) at a time and on whatever terms the Operator shall arrange, having first given notice to the defaulting Participant of the time and place of the sale.

As a condition of the sale as contemplated in paragraph 15.02(b), the purchaser shall agree to be bound by this Agreement and, prior to acquiring the Interest, shall deliver notice to that effect to the parties, in form acceptable to the Operator.  The proceeds of the sale shall be applied by the Operator in payment of the amount due from the defaulting Participant and interest as aforesaid, and the balance remaining, if any, shall be paid to the defaulting Participant after deducting reasonable costs of the sale.  Any sale or disposal made as aforesaid shall be a perpetual bar both at law and in equity by the defaulting Participant and its successors and assigns against all other Participants.

15.03         Following Commencement of Commercial Production from the Property, all Minerals produced from the Property will, after payment by the Operator on behalf of all parties of all Costs other than Prior Exploration Costs, be distributed to Mill City until such time as Mill City has received Minerals equal in value to 100% of its Prior Exploration Costs.

DISTRIBUTION IN KIND

16.01         It is expressly intended that the association of the parties hereto shall be limited to the efficient production of Minerals from the Property and that each of the parties shall, subject to subsection 15.03, be entitled to use, dispose of or otherwise deal with its proportionate share of ores, concentrates, metals and gemstones as it sees fit.  Each Participant shall take in kind, f.o.b. truck or railcar at the concentrator, and separately dispose of its proportionate share of the ores, concentrates or metals derived from the Minerals produced from the Mine.  Any extra costs and expenses incurred by reason of the Participants taking in kind and making separate dispositions shall be paid by each Participant directly and not through the Operator or Management Committee.

16.02         Each Participant shall construct, operate and maintain, all at its own cost and expense, any and all facilities which may be necessary to receive and store and dispose of its proportionate share of the Minerals at the rate the same are produced.

16.03         If a Participant has not made the necessary arrangements to take in kind and store its share of production as aforesaid the Operator shall, at the sole cost and risk of that Participant store, in any location where it will not interfere with Mining Operations, the production owned by that Participant.  The Operator and the other parties shall be under no responsibility with respect thereto.  All of the Costs involved in arranging and providing storage shall be billed directly to, and be the sole responsibility of, the Participant whose share of production is so stored.  The Operator's charges for such assistance and any other related matters shall be billed directly to and be the sole responsibility of the Participant.

SURRENDER OF INTEREST

17.01         Any party may, at any time upon notice, surrender its entire Interest to the other parties by giving those parties notice of surrender. The notice of surrender shall:

(a)	indicate a date for surrender not less than three months after the date on which the notice is given;

(b)           contain an undertaking that the surrendering party will;

(i)	satisfy its proportionate share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii)	pay its proportionate share, based on its then Interest, of any Costs of rehabilitating the Mine site and of reclamation as at the date of surrender; and

(iii)	will hold in confidence, for a period of two years from date of surrender, all information and data which it acquired pursuant to this Agreement.

17.02         Upon the surrender of its entire Interest as contemplated in subsection 17.01 and upon delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other parties from all claims and demands hereunder, the surrendering party shall be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

17.03         A party to whom a notice of surrender has been given as contemplated in subsection 17.01 may elect, by notice within 90 days to the party which first gave the notice to accept the surrender, in which case subsections 17.01 and 17.02 shall apply, or to join in the surrender. If all of the parties join in the surrender the Joint Operation shall be terminated in accordance with section 18.

TERMINATION OF MINING OPERATIONS

18.01         The Operator, at the direction of the Management Committee, may at any time by notice to all the Participants terminate permanently all Mining Operations.

18.02         The Operator shall thereupon remove, sell and dispose of such Assets, other than timbers and structures affixed to the underground workings and the shafts of the Mine, if any, as may be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws.  The disposal price shall be the best price obtainable and the net revenues from the sale shall be divided between the Participants in proportion to their respective Interests.

18.03         On termination of Mining Operations the Participants shall pay the Costs of rehabilitating the Mine site and of reclamation as may be required by the applicable environmental and mining laws in proportion to their respective Interests.

THE PROPERTY

19.01         Title to the Property shall be held in the name of the Operator in trust for the parties in proportion to their Interests as adjusted from time to time.  Each of the parties shall have the right to receive, forthwith upon making demand therefor, from the Operator such documents as it may reasonably require to confirm its Interest.

INFORMATION AND DATA

20.01         At all times during the subsistence of this Agreement the duly authorized representatives of each Participant shall, at its and their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

20.02         During the Exploration Period while Programs are being carried out the Operator shall furnish the Participants with monthly progress reports and with a final report on conclusion of each Program.  The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data.  During the Construction Period the Operator shall provide monthly progress reports to the Participants, which reports shall include information on any changes or improvements affecting the Mine that the Operator considers are material.

20.03         All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law, by regulation of any Securities Commission or Stock Exchange, or in connection with the filing of a prospectus or other offering document by any party or any of its Affiliated Corporations, shall not be disclosed to any person other than an Affiliated Corporation without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

20.04         The text of any news releases or other public statements which a party desires to make with respect to the Property shall be made available to the other parties prior to publication and the other parties shall have the right to make suggestions for changes therein.

LIABILITY OF THE OPERATOR

21.01         Subject to subsection 21.02, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury and death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

21.02         Notwithstanding subsection 21.01, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or willful misconduct of the Operator or its officers, employees or agents.

21.03         An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction, or within the scope of the direction, of the Management Committee; or

(b)	with the concurrence of the Management Committee; or

(c)	unilaterally and in good faith by the Operator to protect life or property;

shall be deemed not to be negligence or willful misconduct.

21.04         The obligation of each of the other parties to indemnify and save the Operator harmless pursuant to subsection 21.01 shall be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

21.05         The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

22.           INSURANCE

22.01         Commencing on the Operative Date, the Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the parties together with such other insurance as any Participant may by notice reasonably request.  The Operator shall, upon the written request of any Participant, provide it with evidence of that insurance.

22.02         Subsection 22.01 shall not preclude any party from placing, for its own account, insurance for greater or other coverage than that placed by the Operator.

RELATIONSHIP OF PARTIES

23.01         The rights, duties, obligations and liabilities of the parties shall be several and not joint nor joint and several, it being the express purpose and intention of the parties that their respective Interests shall be held as tenants in common.

23.02         Nothing herein contained shall be construed as creating a partnership of any kind or as imposing upon any party any partnership duty, obligation or liability to any other party hereto.

23.03         No party shall, except when required by this agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other party for any purpose related to the Property.

PARTITION

24.01         Each of the parties hereto waives, during the term of this Agreement, any right to partition of the Property or the Assets or any part thereof and no party shall seek or be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

TAXATION

25.01         All Costs incurred hereunder shall be for the account of the party or parties making or incurring the same, if more than one then in proportion to their respective Interests, and each party on whose behalf any Costs have been incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect thereto.

25.02         The Operator shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required in connection with the Joint Operation.

FORCE MAJEURE

26.01         Notwithstanding anything herein contained to the contrary, if any Participant is prevented from or delayed in performing any obligation under this Agreement and such failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances, then, subject to subsection 26.02, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevent or delay persists or remains in effect regardless of the length of such total period.

26.02         Any party hereto claiming suspension of its obligations as aforesaid shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able to do so and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof; and that party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike or lockout solely to remedy.

NOTICE

27.01         Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party by hand, or communicated by telecopy or email, at the address for such party specified above, on any business day, in each case directed to the attention of the President.

27.02         The date of receipt of any notice, demand or other communication shall be the date of delivery thereof if delivered, the date of transmission if communicated by telecopy or email, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the fifth day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

27.03         Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

WAIVER

28.01         No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the party against whom charged. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

AMENDMENTS

29.01         Except for those provisions, if any, of the Head Agreement specifically incorporated herein by reference, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. An amendment or variation of this Agreement shall only be binding upon a party if evidenced in writing executed by that party.

TERM

30.01         Unless earlier terminated by agreement of all parties having an Interest or as a result of one party acquiring a 100 percent Interest, the Joint Operation and this Agreement shall remain in full force and effect for so long as any party has any right, title or interest in the Property.  Termination of the Agreement shall not, however, relieve any party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

TIME OF ESSENCE

31.01         Time is of the essence of this Agreement.

SUCCESSORS AND ASSIGNS

32.01         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

GOVERNING LAW

33.01         This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, and the parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia, Vancouver Registry.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

THE YUKON CORNELIUS SYNDICATE
By its Manager:

___________________________________
William Chornobay
Authorized Signatory

MILL CITY GOLD CORP.
Per:

___________________________________
James R. Brown

Authorized Signatory

APPENDIX I

Attached to and forming part of a Joint Venture Agreement between The Yukon Cornelius Syndicate and Mill City Gold Corp. made as of _________________________.

ACCOUNTING PROCEDURE

INTERPRETATION

1.01           In this Appendix the following words, phrases and expressions shall have the following meanings:

"Agreement" means the Agreement to which this Accounting Procedure is attached as Appendix I.

"Count" means a physical inventory count.

"Employees" means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis.

"Employee Benefits" means the Operator's cost of holiday, vacation, sickness disability benefits, field bonuses, paid to and the Operator's cost of established plans for employee's group life insurance, hospitalization, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator's cost experience.

"Field Offices" means the necessary sub-office or sub-offices in each place where a Program or Construction is being conducted or a Mine is being operated.

"Government Contributions" means the costs or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

"Joint Account" means the books of account maintained by the Operator to record all costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations.

"Material" means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee for use in the Mining Operations and, without limiting generality, more particularly "Controllable Material" means such Material which is ordinarily classified as Controllable Material, as that classification is determined or approved by the Management Committee, and controlled in mining operations.

"Personnel" means those management, supervisory, administrative, clerical and other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question.

"Reasonable Expenses" means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator's usual expense account practice; including, without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee.

"Supervision Offices" means the Operator's offices or departments within the Operator's offices from which the Mining Operations are generally supervised.

STATEMENTS AND BILLINGS

2.01           The Operator shall, by invoice, charge each Participant with its proportionate share of Exploration Costs and Mine Costs in the manner provided in sections 7 and 15 of the Agreement respectively.

2.02           The Operator shall deliver, with each invoice rendered for Costs incurred a statement indicating:

(a)	all charges or credits to the Joint Account relating to Controllable Material in detail; and

(b)	all other charges and credits to the Joint Account summarized by appropriate classifications indicative of the nature of the charges and credits.

2.03           The Operator shall deliver with each invoice for an advance of Costs a statement indicating:

(a)	the estimated Exploration Costs or, in the case of Mine Costs, the estimated cash disbursements, to be made during the next succeeding month;

(b)
the addition thereto or subtraction therefrom, as the case may be, made in respect of Exploration Costs or Mine Costs actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the penultimate month preceding the month of the invoice; and

(c)	the advance made by each Participant to date and the Exploration Costs or Mine Costs incurred to the end of the penultimate month preceding the month of the invoice.

DIRECT CHARGES

3.01           The Operator shall charge the Joint Account with the following items:

(a)           Contractor's Charges:

(i)	All proper costs relative to the Mining Operations incurred under contracts entered into by the Operator with third parties.

(b)           Labour Charges:

(i)
The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee;

(ii)	the Reasonable Expenses of the Employees; and

(iii)	Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect to their salaries and wages.

(c)           Office Maintenance:

(i)	The cost or a pro rata portion of the cost, as the case may be, of maintaining and operating the Offices. The basis for charging the Joint Account for Office maintenance costs shall be as follows:

(A)	the expense of maintaining and operating Field Offices, less any revenue therefrom; and

(B)	that portion of maintaining and operating the Supervision Offices which is equal to:

(1)	the anticipated total operating expenses of the Supervision Offices divided by:

(2)	the anticipated total staff man days for the Employees whether in connection with the Mining Operations or not;

multiplied by:

(3)	the actual total time spent on the Mining Operations by the Employee expressed in days.

(ii)	Without limiting generality, the anticipated total operating expenses of the Supervision Offices shall include:

(A)	the salaries and wages of the Operator's Personnel which have been directly charged to those Offices;

(B)	the Reasonable Expense of the Personnel; and

(C)	Employee Benefits and Government Contributions in respect of the Personnel.

(iii)
The Operator shall make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man days referred to in clause 3.01(c)(i)(B) of this Appendix I.

(d)           Material:

Material purchased or furnished by the Operator for use on a Property as provided under section 6 of this Appendix I.

(e)           Transportation Charges:

The cost of transporting Employees and Material necessary for the Mining Operations.

(f)           Service Charges:

(i)
The cost of services and utilities procured from outside sources other than services covered by paragraph 3.01(i). The cost of consultant services shall not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Management Committee; and

(ii)	Use and service of equipment and facilities furnished by the Operator as provided in subsection 4.05 of this Appendix I.

(g)           Damages and Losses to Joint Property:

All costs necessary for the repair or replacement of Assets made necessary because of damages or losses incurred by fire, flood, storm, theft, accident or other cause. The Operator shall furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Joint Account.

(h)           Legal Expense:

All costs of handling, investigation and settling litigation or recovering the Assets, including, without limiting generality, attorney's fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims; provided, however, that, unless otherwise approved in advance by the Management Committee, no charge shall be made for the services of the Operator's legal staff or the fees and expenses of outside solicitors.

(i)           Taxes:

All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with a Property, the Mining Operations thereon, or the production therefrom, which have been paid by the Operator for the benefit of the parties.

(j)           Insurance:

Net premiums paid for:

(i)	such policies of insurance on or in Operations as may be required to be carried by law; and

(ii)	such other policies of insurance as the Operator may carry for the accordance with the Agreement; and

the applicable deductibles in event of an insured loss.

(k)           Rentals:

Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and of the Mining Operations.

(l)           Permits:

Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(m)           Other Expenditures:

Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this subsection 3.01 of this Appendix I as are incurred with the approval of the Management Committee for Mining Operations or as may be contemplated in the Agreement.

PURCHASE OF MATERIAL

4.01           Subject to subsection 4.04 of this Appendix I the Operator shall purchase all Materials and Operations.

4.02           Materials purchased and services procured by the Operator directly for the Mining Operations shall be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

4.03           So far as it is reasonably practical and consistent with efficient and economical operations, the Operator shall purchase, furnish to otherwise acquire only such Material and the Operator shall attempt to minimize the accumulation of surplus stocks of Material.

4.04           Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Management Committee may approve.

4.05           Notwithstanding the foregoing provisions of this section 4, the Operator shall be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable Costs which is commensurate with the ownership and use thereof.

DISPOSAL OF MATERIAL

5.01           The Operator, with the approval of the Management Committee, may, from time to time, sell any Material which has become surplus to the forseeable needs of the Mining Operations terms and conditions available.

5.02           Any Participant may purchase from the Operator any Material which may from time to time become surplus to the forseeable needs of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

5.03           Upon termination of the Agreement, the Management Committee may approve the division of any Material held by the Operator at that date may be between the Participants in kind or be taken by a Participant in lieu of a portion of its proportionate share of the net revenues received from the disposal of the Assets and Property. If the division to a Participant be in lieu, it shall be for such price and on such terms and conditions as the Management Committee may approve.

5.04           The net revenues received from the sale of any Material to third parties or to a Participant shall be credited to the Joint Account.

INVENTORIES

6.01           The Operator shall maintain records of Material in reasonable detail and records of Controllable Material in detail.

6.02           The Operator shall perform Counts from time to time at reasonable intervals and in connection therewith shall give notice of its intention to perform a Count to each Participant at least 30 days in advance of the date set for performing of the Count. Each Participant shall be entitled to be represented at the performing of a Count upon giving notice thereof to the Operator within 20 days of the Operator's notice. A Participant who is not represented at the performing of the Count shall be deemed to have approved the Count as taken.

6.03           Forthwith after performing a Count, the Operator shall reconcile the inventory with the Joint Account and provide each Participant with a statement listing the overages and shortages. The Operator shall not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

ADJUSTMENTS

7.01           Payment of any invoice by a Participant shall not prejudice the right of that Participant to protest the correctness of the statement supporting the payment; provided, however, that all invoices and statements presented to each Participant by the Operator during any Operating Year shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the Operating Year to which the invoice or statement relates, unless within that 12 month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.02           The Operator shall not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the Operating Year to which the invoice or statement relates.

7.03           Notwithstanding subsections 7.01 and 7.02 of this Appendix I, the Operator may make adjustments to an invoice or statement which arises out of a physical inventory of Material or Assets.

7.04           A Participant shall be entitled upon notice to the Operator to examine the accounting records and books maintained by the Operator in respect of the Joint Operations and to request that the independent external auditors of the Operator provide that Participant with their opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period referred to in subsection 7.01 of this Appendix I has been prepared in accordance with this Agreement.

7.05           The time required for giving the audit opinion contemplated in subsection 7.04 of this Appendix I shall not extent the time for the taking of exception to and making claim on the Operator for adjustment as provided in subsection 7.01 of this Appendix I.

7.06           The cost of the auditors opinion referred to in subsection 7.04 of this Appendix I shall be solely for the account of the Participant requesting the auditor's opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost shall be solely for the account of the Operator.

APPENDIX II

Attached to and forming part of a Joint Venture Agreement between The Yukon Cornelius Syndicate and Mill City Gold Corp. made as of _________________________.

NET PROCEEDS OF PRODUCTION

OBLIGATION

1.01           If any non-Participant becomes entitled to a royalty pursuant to paragraph 10.02(b) of the Agreement, each Participant shall separately calculate, as at the end of each calendar quarter subsequent to the Completion Date, the Net Proceeds of Production.

1.02           Each Participant shall within 60 days of the end of each calendar quarter, as and when any Net Proceeds of Production are available for distribution:

(a)	severally pay or cause to be paid to each non-Participant that percentage of the Net Proceeds of Production to which that non-Participant is entitled under paragraph 10.02(b) of the Agreement;

(b)	deliver to each non-Participant a statement indicating:

(i)	the Gross Receipts during the calendar quarter;

(ii)	the deductions therefrom made in the order itemized in subsection 3.01 of this Appendix II;

(iii)	the amount of Net Proceeds of Production remaining; and

(iv)	the amount of those Net Proceeds of Production to which that non-Participant is entitled;

provided, however, that, until such time as there are Net Proceeds of Production available, each Participant shall deliver to each non-Participant, within 60 days of the end of each calendar quarter commencing with the first calendar quarter following the Completion Date, a statement indicating the Gross Receipts during the calendar quarter less the deductions therefrom made in the order itemized in subsection 3.01 of this Appendix II.

1.03           Nothing contained in the Agreement or this Appendix shall be construed as:

(a)	imposing on a Participant any obligation with respect to the payments of royalty due hereunder to a non-Participant from any other Participant; or

(b)	conferring on any non-Participant any right to or interest in any Property or Assets except the right to receive royalty payments from each Participant as and when due.

1.04           The Participants agree that on request of any non-Participant they will execute and deliver such documents as may be necessary to permit that non-Participant to record its royalty right against the Property.

DEFINITIONS

2.01           In addition to the definitions of the classes of Costs provided in paragraph 1.01(g) of the Agreement and without limiting the generality thereof:

(a)	"Distribution Costs" means all Costs of:

(i)	transporting ore, concentrate or gemstones from a Mine or a concentrating plant to a smelter or other place of delivery designated by the purchaser;

(ii)	handling, warehousing and insuring the concentrates, metal and gemstones;

(iii)	in the case of concentrates tolled, of smelting and refining, including any penalties thereon or in connection therewith; and

(iv)	in the case of gemstones, of any cutting and polishing.

(b)	"Interest Costs" means interest computed quarterly and not in advance calculated as follows:

the average of the opening and closing monthly outstanding balance for each month during the quarter of the net unrecovered amounts of all Costs in the classes enumerated in subparagraphs 1.01(g)(i), (ii) (iv) and (v) of the Agreement, and in paragraphs 2.01(a), (b), (c) and (d) of this Appendix II; multiplied by, (ii) the Prime Rate plus two percent; multiplied by, (iii) the number of days in the quarter; divided by, (iv) the number of days in the Year;

(c)	"Marketing Costs" means such reasonable charge for marketing of ore, concentrate or gemstones sold or of concentrates tolled as is consistent with generally accepted marketing practices; and

(d)
"Taxes and Royalties" means all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid by the Participant.

2.02           Wherever used in this Appendix II, "Gross Receipts" means the aggregate of all receipts, recoveries or amounts received by or credited to a Participant in connection with its participation under the Agreement including, without limiting the generality of the foregoing:

(a)	the receipts from the sale of that Participant's proportionate share of the ore, concentrate or gemstones from the Mine together with interest on those receipts calculated as follows:

(i)	the aggregate of the cumulative daily receipts for each day of the quarter; divided by,

(ii)	the number of days in the quarter; multiplied by,

(iii)	the Prime Rate; multiplied by,

(iv)	the number of days in the quarter;

divided by,

(v)	the number of days in the Year;

(b)	all proceeds received from the sale of the Property or Assets subsequent to the Operative Date;

(c)	all insurance recoveries (including amounts received to settle claims) in respect of loss of, or damage to any portion of the Property or Assets subsequent to the Operative Date;

(d)	all amounts received as compensation for the expropriation or forceable taking of any portion of the Property or Assets subsequent to the Operative Date;

(e)
the fair market value, at the Property, of those Assets, if any, purchased for the Joint Account, that are transferred from the Property for use by a Participant elsewhere subsequent to the Operative Date; and

(f)	the amount of any negative balance remaining after the reallocation of negative balances pursuant to subsection 3.03 of this Appendix II;

to the extent that those receipts, recoveries or amounts have not been applied by the Participant as a recovery of any of the classes of Costs itemized in subsection 3.01 of this Appendix II.

NET PROCEEDS OF PRODUCTION

3.01           "Net Proceeds of Production" means the Gross Receipts minus deductions therefrom, to the extent of but not exceeding the amount of those Gross Receipts, of the then net unrecovered amounts of the following classes of Costs made in the following itemized order:

(a)           Marketing Costs;

(b)           Distribution Costs;

(c)           Operating Costs;

(d)           Taxes and Royalties;

(e)           Interest Costs;

(f)           Capital Costs;

(g)           Exploration Costs; and

(h)           Prior Exploration Costs;

it being understood that the deductions in respect of the Costs referred to in paragraphs 3.01(a), (b), (d) and (e) of this Appendix II shall be based on those Costs as recorded by that Participant and the deductions in respect of the Costs referred to in paragraphs 3.01(e), (f), (g) and (h) of this Appendix II shall be based on that Participant's proportionate share of those Costs as recorded by the Operator.

3.02           For greater certainty, in calculating Net Proceeds of Production at any time, each of the classes of Costs shall constitute a separate pool from which all Costs deducted on any previous quarterly calculation shall be removed and to which, in the case of all classes of Costs, excepting Prior Exploration Costs, Costs of those classes recorded since the Operative Date (in the case of the first quarterly calculation) or since the date of the last quarterly calculation (in the case of any calculation subsequent to the first quarterly calculation) shall be added.

3.03           If the application of credits to a pool of Costs results in a negative balance in that pool of Costs, the amount of any negative balance from a Cost pool shall be applied to reduce the balance then remaining in pools itemized in subsection 3.01 of this Appendix II in the order itemized.

ADJUSTMENTS AND VERIFICATION

4.01           Payment of any Net Proceeds of Production by a Participant shall not prejudice the right of that Participant to protest the correctness of the statement supporting the payment; provided, however, that all statements presented to the non-Participant by that Participant for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12 month period that Participant gives notice to the non-Participant making claim on the non-Participant for an adjustment to the statement which will be reflected in subsequent payment of Net Proceeds of Production.

4.02           The Participant shall not adjust any statement in favour of itself after the expiration of 12 months following the end of the quarter to which the statement relates.

4.03           The non-Participant shall be entitled upon notice to any Participant to request from any Participant that the auditors of that Participant provide the non-Participant with their opinion that any statement delivered pursuant to subsection 1.01 of this Appendix II in respect of any quarterly period falling with the 12 month period immediately preceding the date of the non-Participant's notice has been prepared in accordance with this Agreement.

4.04           The time required for giving the audit opinion contemplated in subsection 4.03 of this Appendix II shall not extend the time for the taking of exception to and making claim on the non-Participant for adjustment as provided in subsection 4.01 of this Appendix II.

4.05           The cost of the auditors opinion referred to in subsection 4.03 of this Appendix II shall be solely for the account of the non-Participant requesting the auditors' opinion.

SCHEDULE 1.01-3

Attached to and forming part of an Option Agreement made as of November ___, 2010 between The Yukon Cornelius Syndicate and Mill City Gold Corp.

MEMBERS AND MEMBERSHIP INTERESTS

Name and Mailing Address	Interest in Syndicate Assets
16406 YUKON INC. Bag 7080 Dawson City, Yukon Territory Y0B 1G0	20.0%
0865381 B.C. LTD. 1640 Spray Avenue Coquitlam, British Columbia V3J 5Y6	5.0%
BRUCE DURHAM 907 – 251 Quay West Toronto, Ontario M5J 2N6	7.5%
GOLDPLAY INVESTMENTS INC. 1585 Springfield Road Kelowna, British Columbia V1Y 5V5	10%
1511558 ALBERTA INC. 2735 Brecken Road NW Calgary, Alberta T2L 1H4	7.5%
0760180 B.C. LTD. #303 – 10090 – 152nd Street Langley, British Columbia V3R 8X8	5.0%
0739796 BC LTD. PO Box 759 Fort Langley, British Columbia V1M 2S2	10.0%
517769 B.C. LTD. PO Box 759 Fort Langley, British Columbia V1M 2S2	10.0%
TERRENCE E. KING LAW CORPORATION 1300 - 1111 West Georgia Street Vancouver, British Columbia V6E 4M3	5.0%
2258501 ONTARIO INC. 2500 – 130 King Street West Toronto, Ontario M5X 1A9	20.0%

SCHEDULE 1.01-4

Attached to and forming part of an Option Agreement made as of November   8  , 2010 between The Yukon Cornelius Syndicate and Mill City Gold Corp.

CALCULATION AND PAYMENT OF ROYALTY

1.           In this Schedule the following words and phrases shall have the following meanings and other capitalized words and phrases have the meanings assigned to them in the agreement to which this Schedule is attached:

“Commercial Production” means the commercial exploitation of Ore but does not include milling for the purpose of testing or milling or leaching by a pilot plant or during an initial tune up period of the plant. Commercial Production with respect to the Property shall be deemed to have commenced on the first day of the month following the first period of 30 consecutive days during which Ore from the Property have been processed through the plant at an average rate of not less than 85% of the initial rated capacity of the plant as set forth in the Positive Feasibility Report;

"Net Smelter Returns" with respect to the Claims means the gross proceeds actually received by the Optionee in any year from the sale of Product from the mining operation on the Claims, less successively:

(a)
smelting costs, treatment charges and penalties, including, but not limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; provided that in the case of leaching operations or other solution mining techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred beyond the point at which the metal being treated is in solution shall be considered as treatment charges;

(b)
costs of handling, transporting and insuring Product, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and sampling and assaying procedures carried out after Product has left the Property; and

(c)	government royalties and other government charges and imposts, and ad valorem taxes and taxes based upon production, but not income taxes;

"Ore" means any material containing a mineral of commercial economic value mined from the Claims;

"Product" means Ore mined from the Claims and any concentrates or other materials or products derived therefrom; provided that if any such Ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Claims, such Ore, concentrates or other materials or products shall not be considered to be "Product" until after they have been so treated.

2.           The Optionee shall give notice to the Optionor of the date on which Ore is first mined.  For clarity, pilot plant operations and the mining or milling of Ore in connection therewith shall not be considered Commercial Production.

3.           The amount of Royalty payable to the Optionor, namely 3.0% of Net Smelter Returns, shall be calculated by the Optionee at the end of such quarter and shall be paid to the Optionor on or before the last day of the next following quarter.  Any adjustments in the payment of Royalties hereunder arising out of an audit referred to in paragraph 9 hereof shall be made and paid at that time.

4.           For the purposes of calculating the amount of any Royalty payable to the Optionor, if after the date of commencement of Commercial Production from the mining operation on the Claims the Optionee sells any Product to one of its subsidiaries or affiliates, and if the sale price of such Product is not negotiated on an arm's length basis, the Optionee shall for the purposes of calculating Net Smelter Returns only and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such Product an amount which would be sufficient to make such sale price represent a reasonable net sale price for such Product as if negotiated at arm's length and after taking into account all pertinent circumstances (including, without limitation, then current market conditions relating to Ore, concentrates or other materials or products similar to such Product).

5.           The Optionee shall by notice inform the Optionor of the quantum of such reasonable net sale price and if the Optionor does not object thereto within 60 days after receipt of such notice, said quantum shall be final and binding for the purposes of this paragraph.

6.           On or before the last day of each quarter of each year after the date of commencement of Commercial Production, the Optionee shall deliver to the Optionor a statement indicating in reasonable detail, as of the last day of the immediately preceding quarter, the calculation of Net Smelter Returns and the aggregate Royalty payable for such quarter.

7.           The Optionee may remove reasonable quantities of Ore and rock from the Claims for the purpose of bulk sampling and of testing, and there shall be no Royalty payable to the Optionor with respect thereto unless significant profits are derived therefrom.

8.           The Optionee agrees to maintain for each Mining operation on the Claims up to date and complete records relating to the production and sale of Product including accounts, records, statements and returns relating to treatment and smelting arrangements of the Product, and the Optionor or its agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of Royalty payments to be made by the Optionee to the Optionor pursuant hereto.  The Optionor shall have the right at its own expense to have such accounts audited by independent auditors once each year.

9.           The Optionee shall have an audited statement prepared by its auditors for each year with respect to the Royalty payable to the Optionor hereunder, by the last day of the sixth month in the following financial year of the Optionee, and the Optionee shall forthwith deliver a copy of such statement to the Optionor.

10.           All Royalty payments shall be considered final and in full satisfaction of all obligations of the Optionee making same in respect thereof if such payments or the calculation in respect thereof are not disputed by the Optionor within 60 days after receipt by the Optionor of the audited statement referred to in paragraph 9 hereof.

11.           The Optionee shall have the right to commingle with Ores from the Property ore produced from other properties provided that prior to such commingling, the Optionee shall adopt and employ reasonable practices and procedures for weighing, determination of moisture content, sampling and assaying, as well as utilize reasonably accurate recovery factors in order to determine the amounts of Products derived from, or attributable to Ore mined and produced from the Claims.  The Optionee shall maintain accurate records of the results of such sampling, weighing and analysis as pertaining to Ore mined and produced from the Claims.